Exhibit 10.5

DEPARTMENT OF HEALTH & HUMAN SERVICES	Public Health Service

Food and Drug Adminstration 9200 Corporate Boulevard Rockville MD 20850

Mr. David J. Swanberg Chief Operations Officer IsoRay, Inc. 350 Hills Street, Suite 106 RICHLAND WA 99352
Re:  K030162
Trade/Device Name: Lawrence CSERION
Model CS-1
Regulation Number: 21 CFR 892.5730
Regulation Name: Radionuclide
brachytherapy source
Regulatory Class: II
Product Code: 90 KXK
Dated: January 13, 2003
Received: January 16, 2003

Dear Mr. Swanberg:

We have reviewed your Section 510(k) premarket notification of intent to market the device referenced above and have determined the device is substantially equivalent (for the indications for use stated in the enclosure) to legally marketed predicate devices marketed in interstate commerce prior to May 28, 1976, the enactment date of the Medical Device Amendments, or to devices that have reclassified in accordance with the provisions of the Federal Food, Drug, and Cosmetic Act (Act) that do not require approval of a premarket approval application (PMA). You may, therefore, market the device, subject to the general controls provisions of the Act. The general controls provisions of the Act include requirements for annual registration, listing of devices, good manufacturing practice, labeling, and prohibitions against misbranding and adulteration.

If your device is classified (see above) into either Class II (Special Controls) or Class III (PMA), it may be subject to additional controls. Existing major regulations affecting your device can be found in the Code of Federal Regulations, Title 21, Parts 800 to 898. In addition, FDA may publish further announcements concerning your device in the Federal Register.

Please be advised that FDA’s issuance of a substantial equivalence determination does not mean that FDA has made a determination that your device complies with other requirements of the Act or any Federal statutes and regulations administered by other Federal agencies. You must comply with all the Act’s requirements, including, but not limited to: registration and listing (21 CFR Part 807); labeling (21 CFR Part 801); good manufacturing practice requirements as set forth in the quality systems (QS) regulation (21 CFR Part 820); and if applicable, the electronic product radiation control provisions (sections 531-542 of the Act); 21 CFR 1000-1050.

This letter will allow you to begin marketing your device as described in your Section 510(k) premarket notification. The FDA finding of substantial equivalence of your device to a legally marketed predicate device results in a classification for your device and thus, permits your device to the proceed to the market.

If you desire specific advice for your device on our labeling regulation (21 CFR Part 801), please contact the Office of Compliance at one of the following numbers, based on the regulation number at the top of the letter:

8xx.1xxx 876.2xxx, 3xxx, 4xxx, 5xxx 884.2xxx, 3xxx, 4xxx, 5xxx, 6xxx 892.2xxx, 3xxx, 4xxx, 5xxx Other	(301) 594-4591 (301) 594-4616 (301) 594-4616 (301) 594-4654 (301) 594-4692

Additionally, for questions on the promotion and advertising of your device, please contact the Office of Compliance at (301) 594-4639. Also, please note the regulation entitled “Misbranding by reference to premarket notification” (21 CFR Part 807.97) you may obtain. Other general information on your responsibilities under the Act may be obtained from the Division of Small Manufacturers, International and Consumer Assistance at its toll-free number (800) 638-2041 or (301) 443-6597 or its Internet address http://www.fda.gov/cdrh/dsma/dsmamain.html.

Sincerely yours,

/s/ Nancy C. Brogdon Director, Division of Reproductive, Abdominal and Radiological Devices Office of Device Evaluation Center for Devices and Radiological Health

Enclosure